Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE February 22, 2005	Contact: Randolph F. Williams President (765) 742-1064

LSB Financial Corp. Announces Record Year-End Results

        LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported record earnings for the year ended December 31, 2004. Net income for 2004 was $3.3 million, up $315,000 or 10.7% over net income for 2003. Diluted earnings per share for 2004, adjusted for a 5% stock dividend, increased 9.7% to $2.23 compared to $2.04 for 2003. LSB President and CEO Randolph F. Williams stated, “We are pleased with our results in 2004. The year 2004 was Lafayette Savings Bank’s 135th year of business as an independent, community bank. We offer our customers a local board of directors, local decision making and local account servicing. Our nine person management team provides our customers a combined 173 years of banking experience. We know our market and can design products based on our understanding of our customer’s needs. We believe that it was the combination of these things that allowed us to reach a milestone in 2004 of asset size over $350 million, up 11% over 2003. Serving local customers with local directors, management and staff has proved a successful way to enhance long-term shareholder value.”

    Mr. Williams further stated, “We were challenged by the fact that the gradual rise in interest rates had reduced the number of borrowers refinancing their mortgages to salable, fixed rate products, resulting in a $1.2 million decrease in the gain on the sale of mortgages. We were able to take advantage of borrower’s increased interest in adjustable rate products which we keep in our portfolio and increased the size of our loan portfolio by $41.0 million to $317.8 million. This increase in our loan portfolio contributed to a $329,000 increase in net interest income. We also cut expenses by $188,000 and increased other non-interest sources of income by $150,000, excluding the gains on sale of mortgages. Management’s ongoing analysis of asset quality resulted in a $500,000 provision for loan losses in 2004, more in line with prior years and down $725,000 from the $1.2 million provision in 2003 which was made in response to concerns with the economic downturn.”

        The closing price of LSB stock on February 18, 2005 was $26.50 per share as reported by the Nasdaq National Market.

LSB FINANCIAL CORP.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands except share and per share amounts)

	Year Ended December 31, 2004	Year Ended December 31, 2003
Selected Balance Sheet Data:

Cash and due from banks	$ 2,395	$ 1,906
Short-term investments	6,818	7,491
Securities available-for-sale	7,947	14,050
Loans held for sale	1,050	803
Net Portfolio loans	317,877	276,763
Allowance for loan losses	2,095	3,098
Premises and equipment, net	6,750	7,110
FHLB stock, at cost	4,110	3,928
Other assets	8,098	7,221
Total assets	355,045	319,272

Deposits	256,631	225,485
Advances from FHLB	66,808	64,851
Other liabilities	1,213	1,209

Shareholders' Equity	30,393	27,727
Book value per share	$ 21.41	$ 19.86
Equity / Assets	8.56%	8.68%
Total shares outstanding	1,437,250	1,356,200

Asset Quality Data:

Non-accruing loans	$ 4,207	$ 3,728
Loans past due 90 days still on accrual	$ 484	$ 0
Other real estate/assets owned	1,231	340
Total non-performing assets	5,922	4,068
Non-performing loans / Total loans	1.84%	1.45%
Non-performing assets / Total assets	1.67%	1.27%
Allowance for loan losses / Non-performing assets	35.38%	76.16%
Allowance for loan losses / Total gross loans	0.65%	1.10%
Loans charged off	$ 1,520	$ 129
Recoveries on loans previously charged off	17	6

	Year Ended
	December 31, 2004	December 31, 2003
Selected operating data:

Total Interest Income	$ 19,286	$ 19,070
Total Interest Expense	8,416	8,529

Net Interest Income	10,870	10,541
Provision for Loan Losses	500	1,225

Net Interest Income after provision	10,370	9,316

Non-interest income:
Deposit Account Service Charges	889	820
Gain on Sale of Mortgage Loans	593	1,810
Gain on Sale of Securities	11	0
Other Non-interest Income	747	677

Total Non-Interest Income	2,240	3,307

Non-Interest Expense:
Salaries and benefits	4,190	4,376
Occupancy and equipment, net	1,136	1,084
Computer service	371	367
Advertising	279	487
Other	1,578	1,428

Total non-interest expense	7,554	7,742

Income before income taxes	5,056	4,881
Income tax expense	1,792	1,932

Net income	$ 3,264	$ 2,949

Weighted average number of diluted shares	1,460,572	1,448,567
Diluted Earnings per Share	$ 2.23	$ 2.04

Return on average equity	11.19%	11.03%
Return on average assets	0.95%	0.94%
Average earning assets	$ 327,094	$ 300,952
Net interest margin	3.32%	3.50%
Efficiency ratio	59.90%	61.34%